Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
Chief Executive Officer	President
(860) 585-2117	(860) 585-2118

FIRST VALLEY BANCORP, INC. SHAREHOLDERS APPROVE MERGER WITH NEW ENGLAND BANCSHARES, INC.

Bristol, Connecticut – June 26, 2007– At the June 25th 2007 Special Meeting of Shareholders, First Valley Bancorp, Inc. shareholders approved the merger of First Valley Bancorp into New England Bancshares, Inc.  (Nasdaq: NEBS)  First Valley Bancorp is the parent of Valley Bank, which will continue as an independent bank in the New England Bancshares family.  Under the terms of the merger, First Valley Bancorp shareholders will receive $9.00 in cash and 0.8907 shares of New England Bancshares, Inc. common stock for each share of First Valley Bancorp common stock they own.  The merger is expected to close before July 31, 2007.

Upon the closing of the merger, Valley Bank will receive a $12.0 million capital infusion from New England Bancshares to support Valley Bank's continued growth.  Valley Bank will join Enfield Federal Savings and Loan Association as independent subsidiaries under New England Bancshares holding company.

Robert L. Messier, Jr., CEO of Valley Bank will become the President of New England Bancshares, Inc. and David J. O’Connor, President and CEO of Enfield Federal will remain in those positions and as CEO of New England Bancshares, Inc.

Mr. Messier, said, “The New England Bancshares holding company model is one we believe will be the future model for community banks.  In today’s banking climate, the demands of regulators and compression of interest rate margins are forcing all banks to look at how they can do business more efficiently.  This model produces efficiency and allows us to retain our community identity”

Mr. O’Connor said, “We want to preserve the integrity of a local community financial institution that consumers and businesses desire.  With this holding company structure, our banks can continue to offer access to local decision making, quality financial products, continue growth of each institution and at the same time, create more value for shareholders.”

New England Bancshares, Inc. is listed on the Nasdaq Stock Market under the ticker symbol.  “NEBS”.

Statements in this new release, if any, concerning future results, performance, expectations or intentions are forward-looking statements.  Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.  Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.  The Company intends any forward-looking statements to be covered by the Litigation Reform act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

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